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                                                                       Exhibit 5


                       [Letterhead of Dilworth Paxson LLP]


DIRECT DIAL NUMBER:
215-575-7000

                                  March 9, 2001


The Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, MD 20852


        Re: Shares of Common Stock to be Registered on Form S-3

Dear Sirs:

        We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (Reg. No. 333-55010), and Amendment No. 1 thereto, which the Company has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to up to a total of 279,822 shares (the "Shares") of the Company's common stock, par value $.002 per share (the "Common Stock"), which the Company may or will issue as follows:

        (i) 159,822 shares of Common Stock in connection with its acquisition of STG Holdings, Inc., pursuant to a certain Stock Purchase Agreement dated as of January 16, 2001, by and among the Company, STG Holdings, Inc., each of the stockholders of STG Holdings, Inc. and Strathdon Investments Limited (the "Stock Purchase Agreement"), which shares are to be delivered to certain former shareholders of STG Holdings, Inc. on the second business day after the effective date of the Registration Statement; and

        (ii) up to 120,000 shares of Common Stock issuable upon exercise of a stock option granted in December 1995 by William Gibson, then the Company's Chief Executive Officer, to Joseph Broderick, in connection with Mr. Broderick's employment by the Company as an executive officer (the "Stock Option").

        Said Registration Statement, as amended by Amendment No. 1, and including all exhibits thereto and all documents incorporated therein by reference, is referred to herein as the "Registration Statement."

        The Shares may be resold from time to time for the account of certain persons who are referred to in the Registration Statement as the "Selling Stockholders."


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Dilworth Paxson LLP                                                       Page 2
To: The Board of Directors

        In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as presently in effect; (ii) the resolutions and related minutes of the Company's Board of Directors approving the Stock Purchase Agreement and the transactions contemplated thereby, including the issuance of Shares pursuant thereto and the preparation and filing of the Registration Statement; (iii) the Stock Purchase Agreement; (iv) the Stock Option; (v) the Registration Statement; and (vi) certain officers' certificates and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinion hereinafter expressed.

        In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

        Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, and, when issued pursuant to either the Stock Purchase Agreement or upon due exercise of the Stock Option, as applicable, will be legally issued, fully paid and non-assessable.

        We are admitted to practice in the Commonwealth of Pennsylvania. We have made such investigation of the General Corporation Law of the State of Delaware (the "Delaware GCL") as we have considered appropriate for the purpose of rendering the opinions expressed above. This opinion is limited to the Federal law of the United States and the Delaware GCL.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                   Sincerely,

                                   /s/ Dilworth Paxson LLP

                                   DILWORTH PAXSON LLP